CONFIDENTIAL DRAFT – CONFIDENTIAL DRAFT – SUBJECT SUBJECT TO REVISION TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Exhibit (c)(6) March 6, 2024 Project Dagny Discussion Materials Reflects market data as of: March 5, 2024 CONFIDENTIAL PIPER SANDLER | 1

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Disclaimer Piper Sandler & Co. ( Piper Sandler or “PSC”) has prepared and provided these materials and any related materials (the Confidential Materials ) solely for the use of the Special Committee of the Board of Directors (the “Special Committee ) of Superior Drilling Products, Inc. (the Company,“ “Dagny,” or “you”) in connection with its consideration of the contemplated transaction. Without Piper Sandler's prior written consent, the Confidential Materials may not be circulated or referred to publicly, disclosed to, published, relied upon by any other person, or used or relied upon for any other purpose except as required by applicable securities laws and regulations and any applicable rules of any stock exchange. Notwithstanding anything herein to the contrary, the Company may disclose to any person the U.S. federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Piper Sandler imposing any limitation of any kind. The Confidential Materials, including this disclaimer, are subject to, and governed by, any written agreement between the Company and Piper Sandler. Piper Sandler, engages directly or through its affiliates, in various activities, including institutional brokerage and investment and wealth management for individuals and institutions. You understand that this engagement does not prevent Piper Sandler or its affiliates from actively trading the debt and equity securities (or related derivative securities) of third parties, the Company, or other companies which may be the subject of the engagement (for their own account or for the accounts of their customers) or from representing or otherwise providing financial services to third parties, including competitors of the Company. In preparing the Confidential Materials, Piper Sandler has relied upon and assumed, without assuming any responsibility for investigation or independent verification of the accuracy and completeness of all information that is available from public sources as well as all other information supplied to it by, or on behalf of, the Company and/or other sources, including tax, accounting, legal and other information provided to, discussed with or reviewed by Piper Sandler. Piper Sandler is not in any respect responsible for verifying the accuracy or completeness of any such information, conducting any appraisal or valuation of assets or liabilities of any party to the contemplated transaction, or advising or opining on any solvency or viability issues. As such, Piper Sandler does not assume any liability for the accuracy or completeness of such information. These materials are not intended to provide the sole basis for evaluating the contemplated transaction or any other matter, andshouldbeconsideredbythe Special Committeeas only one factor in discharging its fiduciary and other decision making duties. PIPER SANDLER | 2

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Disclaimer (cont’d) Piper Sandler does not provide accounting, tax, legal or regulatory advice. Piper Sandler's role in any due diligence review is limited solely to performing such review as it shall deem necessary to support its own advice and analysis and shall not be on behalf or for the benefit of the Company, or any of its investors, creditors or any transaction counterparty. Forecasts of future results have been provided by the Company to Piper Sandler for use in its analyses. These forecasts are not necessarily indicative of actual future results, which may be significantly more or less favorable than such forecasts, and as such, analyses performed by Piper Sandler based on Company forecasts may not prove to be accurate. Accordingly, Piper Sandler does not assume responsibility for the accuracy or completeness of Company forecasts or the analyses Piper Sandler performs based on these forecasts. The Confidential Materials do not address the underlying business decision of the Company and the Special Committee to engage in the contemplated transaction or any other contemplated transaction, or the relative merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Materials are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made availabletoPiper Sandlerasof, thedateofsuchConfidential Materials and Piper Sandler assumes no responsibility for updating or revising the Confidential Materials. PIPER SANDLER | 3

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Table of Contents I. Transaction Overview II. Dagny Summary Financial Information III. Galt Company Overview IV. Dagny Valuation Analysis V. Galt Valuation Analysis VI. Appendix - Additional Reference Information PIPER SANDLER | 4

CONFIDENTIAL DRAFT – CONFIDENTIAL DRAFT – SUBJECT SUBJECT TO REVISION TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION I. Transaction Overview PIPER SANDLER | 5

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

Selected Terms of the Transaction(1)

Offer & Implied Valuation	▪ Galt will acquire all of the issued and outstanding shares of common stock, par value $0.001 per share, of Dagny ("Dagny Common Stock") pursuant to a merger process, in accordance with the terms of a Merger Agreement, for purposes of this analysis, the most recent version of which is dated March 5, 2024 (the "Merger Agreement"), and such transaction (the "Merger") ▪ In the Merger, the holders of shares of Dagny Common Stock (the "Dagny Shareholders") will have the option to receive either (i) $1.00 in cash for each share of Dagny Common Stock held by the Dagny Shareholder (the "Cash Consideration"), (ii) 0.313 shares of common stock of Galt ("Galt Common Stock") for each share of Dagny Common Stock held by the Dagny Shareholder (the "Stock Consideration"), or (iii) some combination of both ▪ A maximum of 15,480,000 shares of Dagny Common Stock are eligible to receive shares of Galt Common Stock (48.1% of total Dagny diluted shares outstanding) ▪ Each option to acquire shares of Company Common Stock that is held by an "employee" (as defined in the Agreement) shall be assumed by Parent pursuant to the terms of the Agreement. Each such option held by a non-employee that is in-the-money will receive the net spread between the $1.00 Cash Consideration per share price and the exercise price, and each such non-employee option that is out-of-the-money will be cancelled in the initial Merger ▪ In the event elections for Stock Consideration and Cash Consideration are outside a predetermined maximum / minimum, there will be a forced conversion to Cash Consideration or Stock Consideration on a prorated basis in order to protect the tax treatment of the Transaction
Financing	▪ Not subject to financing contingency ▪ Funded from cash on hand
Structure	▪ Two-step merger process: initial Merger provides consideration to Dagny Shareholders ▪ Rule 13e-3 transaction
Representations and Warranties	▪ Customary sets of reps and warranties for each of Dagny and Galt ▪ Reps and warranties will not survive the completion of the initial Merger
Deal Protection and Termination Rights	▪ Customary "no shop" provision, no "go shop" ▪ Fiduciary out for superior proposal ▪ Force the vote covenant ▪ Breakup fee payable by Dagny equal to $987,715.77 in the event the transaction is terminated to accept a superior proposal
Conditions & Approvals	▪ A majority of outstanding Dagny shares must vote to approve the Merger Agreement ▪ No vote by holders of Galt Common Stock is required ▪ Certain Dagny Shareholders, collectively owning approximately 40% of Dagny Common Stock, will be required to enter into agreements to vote their shares of Dagny Common Stock in favor of approval of the initial Merger ▪ Other customary conditions (including no Dagny MAE)

1) See draft merger agreement dated March 5, 2024 for complete terms and conditions

Note: Piper Sandler has not analyzed the value or dilutive impact of Dagny's stock options, including (1) stock options to be settled in cash at close, (2) stock options Dagny and Galt have mutually agreed to permit to roll over to Galt options and (3) out-of-the-money options not rolling over to Galt that will be canceled at close

PIPER SANDLER | 6

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

Galt Offer Valuation Summary(1)

(Dollar and share amounts in millions, except per share amounts)

See the following page for detail on offer consideration mix

		Dagny Common Stock At Market[2]	Offer (Maximum Cash)	Offer (Maximum Stock)
Price per Share of Dagny Common Stock ($1.00 All Cash Offer or 0.313 Exchange Ratio)		**$ 0.72**	**$ 0.99**	**$ 0.99**
Shares of Dagny Common Stock Outstanding[3]		30.4	30.4	30.4
Plus: Unvested RSUs[4]		1.8	1.8	1.8
Fully Diluted Shares of Dagny Common Stock[5]		32.2	32.2	32.2
Implied Dagny Equity Value		**$ 23.1**	**$ 31.8**	**$ 31.7**
Debt		2.2	2.2	2.2
Less: Cash		(2.7)	(2.7)	(2.7)
Dagny Net Debt (Excl. Tronco)		(0.4)	(0.4)	(0.4)
Less: Tronco Note[6]		(6.7)	(6.7)	(6.7)
Dagny Net Debt		**(7.1)**	**(7.1)**	**(7.1)**
Implied Dagny Enterprise Value		**$ 16.0**	**$ 24.7**	**$ 24.6**
Plus: Estimated Transaction Costs and Change of Control Payments			4.0	4.0
Implied Dagny Transaction Value			**$ 28.7**	**$ 28.6**
Implied Multiples (Implied Dagny Enterprise Value / EBITDA)	**Dagny Metric[7]**	**Multiple**	**Multiple**	**Multiple**
EV / LTM EBITDA[8]	$ 6.7	2.4x	3.7x	3.7x
EV / 2023E EBITDA	5.7	2.8x	4.3x	4.3x
EV / 2024P EBITDA	8.1	2.0x	3.0x	3.0x
Historical Stock Price of Dagny Common Stock			**Offer Premium**	**Offer Premium**
Closing Share Price (03/05/24)	$ 0.72		37.7%	37.5%
10-Day VWAP	0.71		39.0%	38.7%
30-Day VWAP	0.72		37.8%	37.6%
60-Day VWAP	0.73		35.8%	35.5%
52-Week High (07/21/23)	1.80		(45.1%)	(45.2%)
52-Week Low (11/13/23)	0.62		59.3%	59.0%

1) Source: Dagny Management-provided information, public filings and Capital IQ as of March 5, 2024. Balance sheet (unaudited) as of December 31, 2023 per Dagny Management-provided information
2) Market price of Dagny Common Stock as of March 5, 2024
3) Shares of Dagny Common Stock outstanding as of December 31, 2023 per Dagny Management-provided information
4) Includes ~1.8M unvested RSUs that will vest upon change of control; per Dagny Management-provided information as provided to Piper Sandler on March 5, 2024
5) Piper Sandler has not analyzed the value or dilutive impact of Dagny's stock options, including (1) stock options to be settled in cash at close, (2) stock options Dagny and Galt have mutually agreed to permit to roll over to Galt options and (3) out-of-the-money options not rolling over to Galt that will be canceled at close
6) Reflects the undiscounted balance of the Tronco Note, including accrued interest, as of December 31, 2023 per Dagny Management-provided information
7) Dagny-Management provided information
8) LTM as of September 30, 2023

Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares

PIPER SANDLER | 7

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

Dagny Pro Forma Ownership and Implied Equity Consideration[1]

(Dollar and share amounts in millions, except per share amounts)

Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares

Analysis assumes the value of stock consideration must be at least 41.0% of the total value of consideration received by Dagny equity. At the current spot share price of Galt Common Stock and assuming a 0.313 exchange ratio, this translates to at least ~41.7% of diluted shares of Dagny Common Stock outstanding electing to exchange for shares of Galt

Maximum of 4,845,240 shares of Galt Common Stock are available for issuance to Dagny Common Stock (i.e. 15,480,000 Dagny shares are eligible for exchange for shares of Galt Common Stock in the merger assuming a 0.313 exchange ratio)

	% of Shares of Dagny Common Stock Exchanged for Shares of Galt Common Stock				
	41.7%	43.3%	44.9%	46.5%	48.1%
Cash Offer Price per share of Dagny Common Stock	$ 1.00	$ 1.00	$ 1.00	$ 1.00	$ 1.00
Shares of Galt Common Stock Offered per Share of Dagny Common Stock	0.313	0.313	0.313	0.313	0.313
Shares of Dagny Common Stock Exchanged for Cash	18.8	18.2	17.7	17.2	16.7
Shares of Dagny Common Stock Exchanged for Shares of Galt Common Stock	13.4	13.9	14.5	15.0	15.5
Fully Diluted Shares of Dagny Common Stock[2][3]	32.2	32.2	32.2	32.2	32.2
Implied Consideration to Dagny Equity					
Shares of Galt Common Stock Issued to Dagny Stockholders	4.2	4.4	4.5	4.7	4.8
Galt Share Price (03/05/2024)	$ 3.10	$ 3.10	$ 3.10	$ 3.10	$ 3.10
Stock Consideration	$ 13.0	$ 13.5	$ 14.0	$ 14.5	$ 15.0
Value of Stock Consideration as a Percent of Total Consideration	*41.0%*	*42.6%*	*44.2%*	*45.7%*	*47.3%*
Cash Consideration	18.8	18.2	17.7	17.2	16.7
Total Consideration to Dagny Equity	**$ 31.8**	**$ 31.8**	**$ 31.8**	**$ 31.8**	**$ 31.7**
Implied Dagny Offer Price per Share	*$ 0.99*	*$ 0.99*	*$ 0.99*	*$ 0.99*	*$ 0.99*
Pro Forma Shares of Galt Common Stock Outstanding					
Fully Diluted Shares of Galt Common Stock Outstanding[4]	29.8	29.8	29.8	29.8	29.8
Shares of Galt Common Stock Issued to Dagny	4.2	4.4	4.5	4.7	4.8
Total Pro Forma Shares of Galt Common Stock Outstanding	34.0	34.2	34.4	34.5	34.7
Pro Forma Ownership					
Historical Holders of Galt Common Stock Pro Forma Ownership of Galt	88%	87%	87%	86%	86%
Dagny Pro Forma Ownership	12%	13%	13%	14%	14%

1) Source: Dagny Management-provided information, public filings and Capital IQ as of March 5, 2024
2) The number of fully diluted shares of Dagny Common Stock includes 1.8M unvested RSUs that will vest upon change of control; per Dagny Management-provided information as provided to Piper Sandler on March 5, 2024
3) Piper Sandler has not analyzed the value or dilutive impact of Dagny's stock options, including (1) stock options to be settled in cash at close, (2) stock options Dagny and Galt have mutually agreed to permit to roll over to Galt options and (3) out-of-the-money options not rolling over to Galt that will be canceled at close
4) Fully diluted shares of Galt Common Stock includes dilution from outstanding stock options using treasury stock method; based on Galt-provided stock options listing as of February 19, 2024

Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares

PIPER SANDLER | 8

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Transaction Exchange Ratio Analysis (All Stock Basis) (3) VWAP Offer Premium (1) 1-day 33% (2) 10-day 34% 30-day 29% 60-day 35% 1) Calculated as market spot price of Dagny Common Stock divided by market spot price of Galt Common Stock; market spot prices sourced from Capital IQ as of March 5, 2024 2) Calculated as the 30-day rolling VWAP of Dagny Common Stock divided by the 30-day rolling VWAP of Galt Common Stock PIPER SANDLER | 9 3) Offer premium calculated using offer exchange ratio and market exchange ratio equal to VWAP of Dagny Common Stock divided by VWAP of Galt Common Stock; VWAP as of March 5, 2024

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Transaction Share Price Analysis (All Cash Basis) (1) VWAP Offer Premium 1-day 39% 10-day 41% 30-day 40% 60-day 37% 1) Offer premium calculated using cash offer per Dagny share and Dagny VWAP as of March 5, 2024; market data sourced from Capital IQ as of March 5, 2024 PIPER SANDLER | 10

CONFIDENTIAL DRAFT – CONFIDENTIAL DRAFT – SUBJECT SUBJECT TO REVISION TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION II. Dagny Summary Financial Information PIPER SANDLER | 11

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Dagny Historical and Projected Income Statement (Dollars in millions) (1) (1) (2) Historical Prelim. Projected 2020 2021 2022 2023E 2024P 2025P 2026P 2027P 2028P Revenue $ 10.5 $ 13.3 $ 19.1 $ 21.0 $ 25.8 $ 32.0 $ 36.1 $ 40.2 $ 44.5 Revenue Growth 27% 43% 10% 23% 24% 13% 11% 11% Cost of Sales 5.1 5.7 8.3 8.2 9.8 12.0 13.3 14.6 15.7 Gross Profit $ 5.4 $ 7.7 $ 10.8 $ 12.8 $ 16.0 $ 20.0 $ 22.8 $ 25.6 $ 28.7 Gross Margin 51% 57% 56% 61% 62% 62% 63% 64% 65% SG&A 6.4 6.2 7.3 9.6 9.7 10.6 11.2 11.9 12.6 EBITDA $ (1.0) $ 1.5 $ 3.4 $ 3.1 $ 6.3 $ 9.4 $ 11.5 $ 13.7 $ 16.2 EBITDA Margin (10%) 11% 18% 15% 24% 29% 32% 34% 36% (3) Plus: Adjustments 1.1 1.2 1.8 2.5 1.8 1.3 1.3 1.3 1.3 Adj. EBITDA $ 0.1 $ 2.6 $ 5.3 $ 5.7 $ 8.1 $ 10.7 $ 12.9 $ 15.1 $ 17.5 Adj. EBITDA Margin 1% 20% 28% 27% 31% 33% 36% 37% 39% D&A 2.8 2.1 1.5 1.4 1.3 1.4 1.5 1.6 1.7 Adj. EBIT $ (2.7) $ 0.5 $ 3.8 $ 4.3 $ 6.7 $ 9.3 $ 11.4 $ 13.5 $ 15.8 Adj. EBITDA Less Capex Adj. EBITDA $ 0.1 $ 2.6 $ 5.3 $ 5.7 $ 8.1 $ 10.7 $ 12.9 $ 15.1 $ 17.5 Growth Capex $ (3.3) $ (3.9) $ (0.7) $ (0.3) $ (0.3) $ (1.8) $ (2.2) Maintenance Capex (0.1) (0.1) (0.1) (0.2) (0.2) (0.2) (0.2) Less: Total Capex $ (1.2) $ (0.9) $ (3.4) $ (4.1) $ (0.8) $ (0.4) $ (0.5) $ (2.0) $ (2.4) Adj. EBITDA Less Capex $ (1.0) $ 1.8 $ 1.9 $ 1.6 $ 7.3 $ 10.3 $ 12.3 $ 13.0 $ 15.1 1) Source: Dagny Management-provided internal company financials 2) Source: Dagny Management-provided forecast PIPER SANDLER | 12 3) Adjustments include IP litigation expense, employee severance costs, non-cash bonuses, stock-based compensation expense and other expenses

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Dagny Balance Sheet as of December 31, 2023 (Dollars in millions) Assets Liabilities And Shareholders' Equity Cash And Equivalents $ 2.7 Accounts Payable $ 1.5 Accrued Expenses 0.9 (2) Accounts Receivable $ 3.0 Income Taxes Payable 0.6 (3) Less: Accounts Receivable Sold to Vast Bank (0.3) Current Portion of Operating Lease Liability 0.1 Accounts Receivable, Net $ 2.7 Current Portion of Vernal Facility Leaseback 0.1 Current Portion of Long Term Debt 0.6 Total Current Liabilities $ 3.8 Inventory $ 2.7 Income Tax Receivable 0.4 Prepaid Expenses 0.3 Long Term Operating Lease Liability $ 0.3 Total Current Assets $ 8.8 Long Term Portion of Vernal Facility Leaseback 4.0 Long Term Deferred Liability (Utah State Grant) 0.7 Property & Equipment, Gross $ 23.2 Long Term Debt 1.6 Total Liabilities $ 10.4 Accumulated Depreciation (11.9) Property & Equipment, Net $ 11.2 Right of Use Assets 0.5 Other Assets 0.2 Shareholders' Equity 10.3 Total Assets $ 20.6 Total Liabilities And Equity $ 20.6 Tronco Note receivable balance is zero on balance sheet, as it is fully reserved 1) Source: Dagny Management-provided balance sheet (unaudited) for month ended December 31, 2023 2) Includes international accounts receivable accruals PIPER SANDLER | 13 3) Accounts receivables sold to Dagny’s lender, Vast Bank, as part of accounts receivable purchase program

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Dagny Capitalization as of December 31, 2023 (Dollars in millions) Cash and Equivalents Zero balance on balance (2) Tronco Note Receivable $ 6.70 sheet, as it is fully reserved Cash 2.67 Total Cash and Equivalents $ 9.37 Debt Vast Bank Term Loan, Net of Loan Discount $ 1.52 Vehicle Financing 0.01 Insurance Premium Financing 0.20 Equipment Financing - U.S. Bank 0.02 Equipment Financing - Mazak 0.50 Total Debt $ 2.25 Net Debt $ (7.13) 1) Source: Dagny Management-provided financial model and balance sheet (unaudited) information 2) Reflects Tronco Note balance, including accrued interest, as of December 31, 2023 per Dagny Management-provided information PIPER SANDLER | 14

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Price of Dagny Common Stock Since IPO May 22, 2023 Dagny issues press release announcing Piper Sandler’s engagement as Dagny’s financial advisor to evaluate strategic alternatives 1) Source: Capital IQ as of March 5, 2024; Dagny began trading on May 23, 2014 following the Company’s IPO PIPER SANDLER | 15

CONFIDENTIAL DRAFT – CONFIDENTIAL DRAFT – SUBJECT SUBJECT TO REVISION TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION III. Galt Company Overview PIPER SANDLER | 16

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Galt Historical and Projected Income Statement (Dollars in millions) (1) (1)(2) (2) Historical Prelim. Projected 2020 2021 2022 2023E 2024P 2025P Revenue $ 67.6 $ 77.4 $ 129.6 $ 152.2 $ 169.1 $ 191.3 Revenue Growth 14% 67% 17% 11% 13% Cost of Sales 19.7 23.7 33.0 35.7 41.8 48.9 Gross Profit $ 47.9 $ 53.7 $ 96.6 $ 116.5 $ 127.2 $ 142.3 Gross Margin 71% 69% 75% 77% 75% 74% SG&A 36.0 34.8 49.4 56.7 59.8 63.9 Corporate Costs 3.6 3.2 6.0 8.8 12.8 14.4 Adj. EBITDA $ 8.3 $ 15.7 $ 41.2 $ 51.0 $ 54.6 $ 64.0 EBITDA Margin 12% 20% 32% 34% 32% 33% D&A 26.7 21.7 19.7 20.1 24.3 31.7 Adj. EBIT $ (18.4) $ (6.0) $ 21.4 $ 30.9 $ 30.3 $ 32.2 Adj. EBITDA Less Capex Adj. EBITDA $ 8.3 $ 15.7 $ 41.2 $ 51.0 $ 54.6 $ 64.0 Less: Capex (6.3) (11.4) (24.1) (45.5) (34.5) (34.2) Adj. EBITDA Less Capex $ 2.0 $ 4.4 $ 17.1 $ 5.5 $ 20.1 $ 29.7 (3) Note: Total Positive (Negative) EBITDA Adjustments $ 0.9 $ 0.3 $ (3.8) $ 2.7 $ 3.2 $ 3.2 1) Source: Galt-provided internal company financials 2) Source: Galt-provided forecast modified by Dagny Management PIPER SANDLER | 17 3) Adjustments include stock option expense, monitoring fees, employee retention credit and other expenses

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Galt Balance Sheet as of December 31, 2023 (Dollars in millions) Assets Liabilities And Shareholders' Equity Cash And Equivalents $ 6.3 Accounts Payable $ 7.8 Accounts Receivable, Net 29.6 Accrued Expenses and Other Current Liabilities 10.6 Inventory, Net 5.0 Current Portion of Operating Lease Liabilities 4.0 Total Current Liabilities $ 22.3 Prepaid Expense & Other Current Assets 4.6 Investments - Equity Securities 0.9 Total Current Assets $ 46.4 Operating Lease Liabilities, Less Current Portion $ 14.9 Deferred Tax Liabilities, Net 6.6 Property, Plant & Equipment, Net $ 65.8 Total Liabilities $ 43.8 Operating Lease Right-Of-Use Asset 18.8 Intangible Assets, Net 0.2 Deferred Financing Costs, Net 0.4 Deposits and Other Long-Term Assets 0.9 Shareholders' Equity 88.7 Total Assets $ 132.5 Total Liabilities And Equity $ 132.5 1) Source: Galt Management-provided balance sheet (unaudited) for month ended December 31, 2023 PIPER SANDLER | 18

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Galt Capitalization as of December 31, 2023 (Dollars in millions) Net Debt Galt has zero debt outstanding as of Debt $ - December 31, 2023 Less: Cash and Equivalents (6.3) Net Debt $ (6.3) 1) Source: Galt Management-provided balance sheet (unaudited) PIPER SANDLER | 19

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Galt Ownership Breakdown (Share counts in millions) Shares of Galt Common Stock Outstanding % of Total Hicks Equity Partners Entities 16.9 56.9% Fifth Partners 6.3 21.1% Management 4.1 13.8% Board 0.7 2.2% Other Shareholders 1.8 6.1% Total Shares Outstanding* 29.8 100.0% *Percentages do not sum due to rounding 1) Source: Galt-provided information; total shares of Galt Common Stock outstanding as of November 14, 2023 per Q3 2023 10-Q filing PIPER SANDLER | 20

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Price of Galt Common Stock Since Galt Began Trading 1) Source: Capital IQ as of March 5, 2024; Galt began trading on June 21, 2023 following completion of reverse merger with ROC Energy Acquisition Corp. PIPER SANDLER | 21

CONFIDENTIAL DRAFT – CONFIDENTIAL DRAFT – SUBJECT SUBJECT TO REVISION TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION IV. Dagny Valuation Analysis PIPER SANDLER | 22

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

Dagny Valuation Summary


For Reference Only
Comparable Public Companies
Precedent Transactions
Discounted Cash Flow(2)
52 Week Hi-Lo
EBITDA
Free Cash Flow(1)
EBITDA
Consolidated
52 Week
(Implied Share Price)
$2.50
$2.25
$2.00
$1.75
$1.50
$1.25
$1.00
$0.75
$0.50
$0.25
$0.00
Dagny At Offer (Max Cash): (3) $0.99
Dagny At Offer (Max Stock): (4) $0.99
Dagny Market Spot Price: $0.72
$1.07
$1.06
$0.96
$0.91
$1.29
$1.24
$0.95
$0.88
$0.66
$0.61
$1.66
$1.62
$1.02
$0.93
$1.07
$1.01
$2.14
$1.52
07/21/23
$1.80
$0.62
11/13/23

Dagny Metric ($M)[7]	LTM Q3'23	2023P	2024P	LTM Q3'23	2023P	2024P	Last Hist.[5]	Next Proj.[6]	@ 1/1/24
	$6.7	$5.7	$8.1	$2.9	$1.6	$7.3	$5.7	$8.1	
Maximum	5.6x	7.0x	6.4x	20.9x	15.8x	8.9x	7.8x	5.5x	WACC / EM H: 19.1% / 5.0x L: 23.1% / 3.0x
75th Percentile	4.9x	5.0x	4.7x	8.8x	9.2x	7.8x	5.3x	4.5x	
Average	4.1x	4.2x	4.1x	8.2x	8.7x	6.4x	4.5x	3.4x	
Median	4.0x	3.9x	4.2x	7.4x	7.6x	6.2x	4.0x	3.2x	
25th Percentile	3.5x	3.5x	3.3x	5.4x	6.5x	4.9x	3.8x	2.3x	
Minimum	1.6x	1.7x	1.6x	3.9x	5.7x	4.3x	2.1x	1.8x	
Dagny At Market	2.4x	2.8x	2.0x	5.5x	9.8x	2.2x	2.8x	2.0x	
Dagny At Offer[3]	3.7x	4.3x	3.0x	8.5x	15.1x	3.4x	4.3x	3.0x	


Maximum
75th Percentile
Avg./Median (Labeled)
25th Percentile
Minimum

1) Free cash flow defined as adj. EBITDA less capex
2) Analysis does not account for any potential future payments from the Stabil Drill IP litigation
3) Assumes all shares of Dagny Common Stock eligible to select Cash Consideration v. Stock Consideration are exchanged for cash (i.e. maximum Cash Consideration is received)
4) Assumes all shares of Dagny Common Stock eligible to select Cash Consideration v. Stock Consideration are exchanged for stock (i.e. maximum Stock Consideration is received)
5) Most recent historical or expected EBITDA metric disclosed for deal; 2023E used for Dagny metric
6) Next full-year projected EBITDA disclosed for deal; 2024P used for Dagny metric
7) Source: Dagny Management-provided internal company financials and Dagny Management-provided forecast; LTM Q3'23 capex per public filings

Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares

PIPER SANDLER | 23

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

Dagny Valuation Summary (Cont'd)

For Reference Only


Comparable Public Companies(1)
Precedent Transactions(1)
Discounted Cash Flow(2)(3)
52 Week Hi-Lo(1)
EBITDA
Free Cash Flow(4)
EBITDA
Consolidated
52 Week
(Implied Exchange Ratio)
0.800
0.700
0.600
0.500
0.400
0.300
0.200
0.100
0.000
Offer Exchange Ratio: 0.313
Market Exchange Ratio:(5) 0.231
0.345
0.341
0.310
0.293
0.415
0.401
0.308
0.284
0.213
0.195
0.535
0.524
0.328
0.301
0.346
0.327
0.374
0.163
07/21/23
0.581
0.200
11/13/23

	Comparable Public Companies – EBITDA			Comparable Public Companies – Free Cash Flow			Precedent Transactions – EBITDA		Discounted Cash Flow – Consolidated	52 Week Hi-Lo
	LTM Q3'23	2023P	2024P	LTM Q3'23	2023P	2024P	Last Hist.(6)	Next Proj.(7)	@ 1/1/24	Closing
Dagny Metric ($M)(8)	$6.7	$5.7	$8.1	$2.9	$1.6	$7.3	$5.7	$8.1		
Maximum	5.6x	7.0x	6.4x	20.9x	15.8x	8.9x	7.8x	5.5x	Dagny WACC / EM	
75th Percentile	4.9x	5.0x	4.7x	8.8x	9.2x	7.8x	5.3x	4.5x	H: 19.1% / 5.0x	
Average	4.1x	4.2x	4.1x	8.2x	8.7x	6.4x	4.5x	3.4x	L: 23.1% / 3.0x	
Median	4.0x	3.9x	4.2x	7.4x	7.6x	6.2x	4.0x	3.2x	Galt WACC / EM	
25th Percentile	3.5x	3.5x	3.3x	5.4x	6.5x	4.9x	3.8x	2.3x	H: 14.2% / 5.0x	
Minimum	1.6x	1.7x	1.6x	3.9x	5.7x	4.3x	2.1x	1.8x	L: 18.2% / 3.0x	
Dagny At Market	2.4x	2.8x	2.0x	5.5x	9.8x	2.2x	2.8x	2.0x		
Dagny At Offer(9)	3.7x	4.3x	3.0x	8.5x	15.1x	3.4x	4.3x	3.0x		


Maximum
75th Percentile
Avg./Median (Labeled)
25th Percentile
Minimum

1) Implied exchange ratio calculated using current market spot price per share of Galt Common Stock of $3.10 as of March 5, 2024
2) High implied exchange ratio calculated using highest DCF implied per share price for Dagny and lowest DCF implied per share price for Galt; low implied exchange ratio calculated using lowest DCF implied per share price for Dagny and highest DCF implied per share price for Galt
3) Analysis does not account for any potential future payments from the Stabil Drill IP litigation
4) Free cash flow defined as adj. EBITDA less capex
5) Spot price per share of Dagny Common Stock divided by spot price per share of Galt Common Stock
6) Most recent historical or expected EBITDA metric disclosed for deal; 2023E used for Dagny metric
7) Next full-year projected EBITDA disclosed for deal; 2024P used for Dagny metric
8) Source: Dagny Management-provided internal company financials and Dagny Management-provided forecast; LTM Q3'23 capex per public filings
9) Assumes all shares of Dagny Common Stock eligible to select Cash Consideration v. Stock Consideration are exchanged for cash (i.e. maximum Cash Consideration is received)

Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares

PIPER SANDLER | 24

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

Dagny Comparable Public Companies Analysis as of March 5, 2024[1]

- Selected publicly-traded companies specializing in upstream equipment and services that (i) have a market capitalization less than $1 billion and (ii) provide products or services used in land drilling and completion end markets[2]

	Capitalization		Enterprise Value To:							
	Market	Enterprise	EBITDA			Free Cash Flow[3]			2023P Metrics[5]	
($ in millions except per share amounts)	Equity Value	Value	LTM[4]	2023P[5]	2024P	LTM[4]	2023P[5]	2024P	EBITDA	Revenue
Cathedral Energy Services	$ 164	$ 248	n/a	3.7x	2.8x	n/a	7.8x	4.7x	$ 67	$ 400
DMC Global	347	607	5.6x	5.4x	6.4x	6.4x	6.2x	8.9x	113	719
Drilling Tools International ("Galt")[6]	92	86	1.6x	1.7x	1.6x	9.0x	15.8x	4.3x	51	152
Forum Energy Technologies[7]	238	481	4.0x	n/a	4.4x	4.3x	n/a	n/a	n/a	n/a
Hunting	708	720	n/a	7.0x	5.6x	n/a	9.0x	7.8x	104	929
KLX Energy Services[8]	129	364	n/a	2.6x	2.7x	n/a	n/a	4.9x	141	n/a
NCS Multistage	39	54	3.4x	3.7x	4.5x	3.9x	n/a	n/a	15	147
Nine Energy Services	79	386	4.9x	6.1x	5.1x	8.9x	9.3x	7.6x	64	609
Oil States International	352	441	4.9x	4.9x	4.7x	7.5x	7.4x	8.2x	90	782
Phoenix Technology Services	337	356	3.8x	3.7x	3.4x	8.4x	7.4x	7.0x	98	497
Ranger Energy Services	263	259	3.1x	3.1x	3.3x	5.1x	5.7x	n/a	82	637
Schoeller-Bleckmann	710	701	5.2x	4.5x	4.2x	7.3x	5.8x	5.4x	155	644
Solaris Oilfield Infrastructure	363	392	4.0x	4.1x	4.2x	20.9x	12.4x	4.9x	96	293
Minimum			**1.6x**	**1.7x**	**1.6x**	**3.9x**	**5.7x**	**4.3x**	**$ 15**	**$ 147**
25th Percentile			**3.5x**	**3.5x**	**3.3x**	**5.4x**	**6.5x**	**4.9x**	**66**	**346**
Median			**4.0x**	**3.9x**	**4.2x**	**7.4x**	**7.6x**	**6.2x**	**93**	**609**
Average			**4.1x**	**4.2x**	**4.1x**	**8.2x**	**8.7x**	**6.4x**	**90**	**528**
75th Percentile			**4.9x**	**5.0x**	**4.7x**	**8.8x**	**9.2x**	**7.8x**	**106**	**681**
Maximum			**5.6x**	**7.0x**	**6.4x**	**20.9x**	**15.8x**	**8.9x**	**155**	**929**
Dagny - At Market[9]	**$ 23**	**$ 16**	**2.4x**	**2.8x**	**2.0x**	**5.5x**	**9.8x**	**2.2x**	**$ 6**	**$ 21**
Dagny - At Offer[9][10]	**$ 32**	**$ 25**	**3.7x**	**4.3x**	**3.0x**	**8.5x**	**15.1x**	**3.4x**	**$ 6**	**$ 21**
Implied per Share Price of Dagny Common Stock										
Minimum			*$ 0.56*	*$ 0.52*	*$ 0.62*	*$ 0.57*	*$ 0.51*	*$ 1.19*		
25th Percentile			*0.96*	*0.84*	*1.06*	*0.71*	*0.55*	*1.33*		
Median			*1.06*	*0.91*	*1.29*	*0.88*	*0.61*	*1.62*		
Average			*1.07*	*0.96*	*1.24*	*0.95*	*0.66*	*1.66*		
75th Percentile			*1.25*	*1.10*	*1.41*	*1.01*	*0.69*	*1.98*		
Maximum			*1.39*	*1.45*	*1.83*	*2.10*	*1.02*	*2.22*		
At Offer (Cash Consideration)			***$ 1.00***	***$ 1.00***	***$ 1.00***	***$ 1.00***	***$ 1.00***	***$ 1.00***		
Implied Exchange Ratio [11]										
Minimum			*0.179*	*0.168*	*0.199*	*0.185*	*0.164*	*0.383*		
25th Percentile			*0.308*	*0.272*	*0.341*	*0.229*	*0.178*	*0.428*		
Median			*0.341*	*0.293*	*0.415*	*0.284*	*0.195*	*0.524*		
Average			*0.345*	*0.310*	*0.401*	*0.308*	*0.213*	*0.535*		
75th Percentile			*0.404*	*0.356*	*0.455*	*0.326*	*0.222*	*0.637*		
Maximum			*0.447*	*0.467*	*0.590*	*0.676*	*0.329*	*0.717*		
At Offer (Exchange Ratio)			***0.313***	***0.313***	***0.313***	***0.313***	***0.313***	***0.313***		

1) Source: Dagny Management-provided information, public company filings and Capital IQ as of March 5, 2024
2) Does not include companies which trade OTC
3) Free cash flow defined as adj. EBITDA less capex
4) LTM as of September 30, 2023
5) 2023P includes actual results for companies that have reported year-end 2023 results by March 5, 2024
6) Galt metrics per Galt-provided internal company financials and Galt-provided forecast modified by Dagny Management; Galt LTM capex per company filings
7) Pro forma for acquisition of Variperm, completed January 5, 2024
8) Pro forma for acquisition of Greene's Energy Group, completed March 8, 2023
9) Dagny metrics per Dagny Management-provided internal company financials and Dagny Management-provided forecast; LTM Q3'23 capex per public filings
10) Assumes all shares of Dagny Common Stock eligible to select Cash Consideration v. Stock Consideration are exchanged for cash (i.e. maximum cash consideration is received)
11) Implied exchange ratio equals the implied price of Dagny Common Stock divided by the spot price of Galt Common Stock as of March 5, 2024

Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares

PIPER SANDLER | 25

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

Dagny Selected Precedent Transactions Analysis[1]

(Dollars in millions)

- Includes select transactions of drilling and completion products and service companies with a transaction value of less than $1.0 billion since 2021

Announced Year	Acquiror	Target	Transaction Value	Ratio Of Transaction Value To: Last Recorded Historical EBITDA	Ratio Of Transaction Value To: First Full-Year Projected EBITDA
2023	Forum Energy Technologies	Variperm Energy Services	$ 194 [2]	3.7x [3]	n/a
2023	Element Technical Services	Essential Energy Services	53 [4]	5.2x [4][5]	4.0x [4][6]
2023	Dril-Quip	Great North Wellhead	103 [7]	4.1x [8]	n/a
2023	Patterson-UTI	Ulterra Drilling Technologies	800 [9]	5.4x [10]	4.7x [10]
2023	Stratim Cloud Acquisition Corp.	Force Pressure Control	240	3.9x [11]	2.9x [11]
2023	KLX Energy Services	Greene's Energy Group	30	2.1x [12]	1.8x [13]
2023	ROC Energy Acquisition Corp.	Drilling Tools International	319 [14]	7.8x [15]	5.5x [15]
2022	ProFrac	REV Energy Services	160 [16]	n/a	1.8x [17]
2022	ProPetro	Silvertip	150	n/a	2.1x [18]
2022	Profrac	U.S. Well Services	401	nmf	3.0x [19]
2021	Liberty Energy	PropX	90	n/a	4.7x [20]
2021	NexTier Oilfield Solutions	Alamo Pressure Pumping	268	3.9x [21]	3.4x [21]

	Transaction Value	Last Recorded Historical EBITDA	First Full-Year Projected EBITDA
Minimum	**$ 30**	**2.1x**	**1.8x**
25th Percentile	**100**	**3.8x**	**2.3x**
Median	**177**	**4.0x**	**3.2x**
Average	**234**	**4.5x**	**3.4x**
75th Percentile	**281**	**5.3x**	**4.5x**
Maximum	**800**	**7.8x**	**5.5x**
Dagny - At Offer[22][23]	**$ 25**	**4.3x**	**3.0x**

Implied per Share Price of Dagny Common Stock / Implied Exchange Ratio [24]		
Minimum	*$0.59 / 0.189*	*$0.67 / 0.216*
25th Percentile	*$0.90 / 0.289*	*$0.81 / 0.261*
Median	*$0.93 / 0.301*	*$1.01 / 0.327*
Average	*$1.02 / 0.328*	*$1.07 / 0.346*
75th Percentile	*$1.15 / 0.372*	*$1.36 / 0.438*
Maximum	*$1.59 / 0.514*	*$1.60 / 0.517*
At Offer (Cash Consideration / Exchange Ratio)	***$1.00 / 0.313***	***$1.00 / 0.313***

1) Source: Company filings, press releases and investor presentations and Capital IQ
2) Calculated using FET share price as of day prior to announcement (November 2, 2023)
3) Based on TTM September 30, 2023 EBITDA
4) Transaction value and EBITDA converted to USD at 0.7393 USD/CAD
5) Based on TTM June 30, 2023 EBITDA; EBITDA adjusted to align with GAAP lease accounting
6) Based on 2023P EBITDA consensus estimate as of transaction announcement
7) Includes $23 million earnout contingent on 2024-2025 results
8) EBITDA per press release; assumed to be historical EBITDA
9) Calculated using PTEN share price as of day prior to announcement (July 3, 2023)
10) Historical EBITDA reflects unadjusted 2022 EBITDA per PTEN / NEX S-4. Projected EBITDA reflects midpoint of 2023P EBITDA range of $160 - $180 million
11) Historical based on 2022E EBITDA; Projected based on 2023P EBITDA
12) Historical based on 2022 EBITDA
13) Projected based on midpoint of $16 - 18 million 2023P EBITDA; excludes expected synergies
14) Transaction value per press release at announcement
15) Historical based on 2022E EBITDA; Projected based on 2023E
16) Reflects transaction price of $140 million plus earnout of $20 million
17) Based on 2023P EBITDA of $90 million ("Achieved EBITDA" for earn-out trigger)
18) Reflects midpoint of $65 - 75 million 2023P EBITDA
19) 2023E base case projections per S-4. $90 million is added to $401 million transaction value for multiple to account for capex required to meet EBITDA projection
20) 2021E multiple per earnings call transcript
21) Historical based on 2020 EBITDA; Projected based on 2022P ("Achieved EBITDA" for earn-out trigger point)
22) Dagny historical and projected EBITDA are 2023E and 2024P, respectively
23) Assumes all Dagny shares eligible to select Cash Consideration v. Stock Consideration are exchanged for cash (i.e., maximum Cash Consideration is received)
24) Implied exchange ratio equals the implied price of Dagny Common Stock divided by the spot price of Galt Common Stock as of March 5, 2024

Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares

PIPER SANDLER | 26

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Dagny Consolidated DCF Analysis (Dollars in millions) FY Terminal 2024P 2025P 2026P 2027P 2028P Value Revenue $ 25.8 $ 32.0 $ 36.1 $ 40.2 $ 44.5 Cost of Sales 9.8 12.0 13.3 14.6 15.7 Gross Profit $ 16.0 $ 20.0 $ 22.8 $ 25.6 $ 28.7 SG&A Expense 9.7 10.6 11.2 11.9 12.6 Plus: EBITDA Adjustments 1.8 1.3 1.3 1.3 1.3 Adj. EBITDA $ 8.1 $ 10.7 $ 12.9 $ 15.1 $ 17.5 $ 17.5 Adj. EBITDA Margin 31% 33% 36% 37% 39% D&A Expense 1.3 1.4 1.5 1.6 1.7 Adj. EBIT $ 6.7 $ 9.3 $ 11.4 $ 13.5 $ 15.8 (2) Less: Unlevered Taxes (1.4) (2.0) (2.4) (2.8) (3.3) Less: Capital Expenditures (0.8) (0.4) (0.5) (2.0) (2.4) Less: (Increase) / Decrease in NWC (2.6) (2.2) (1.4) (1.4) (1.5) Plus: D&A Expense 1.3 1.4 1.5 1.6 1.7 Unlevered Free Cash Flow $ 3.2 $ 6.2 $ 8.6 $ 8.8 $ 10.3 Terminal Value (4.0x Exit Multiple) $ 69.9 WACC 21.1% NPV of Operating Free Cash Flows at January 1, 2024 $ 48.6 (3) Plus: NOL Carryforward Valuation 2.5 Total NPV $ 51.1 Less: Net Debt 7.1 Implied Equity Value $ 58.2 (4)(5) Fully Diluted Shares Outstanding 32.2 Implied Share Price $ 1.81 1) Source: Dagny Management-provided forecast. Assumes NPV as of January 1, 2024. Uses mid-period convention to discount all cash flows except terminal value 2) Assumes a cash tax rate of 21% 3) Source: Company 10-K as of December 31, 2022. Piper Sandler has not separately valued the NOL and has relied upon the 10-K valuation 4) The number of fully diluted shares of Dagny Common Stock includes 1.8M unvested RSUs that will vest upon change of control; per Dagny Management-provided information as of March 5, 2024 5) Piper Sandler has not analyzed the value or dilutive impact of Dagny’s stock options, including (1) stock options to be settled in cash at close, (2) stock options Dagny and Galt have mutually agreed to permit to roll over to Galt options and (3) out-of-the-money options not rolling over to Galt that will be canceled at close Note: Analysis does not account for any potential future payments from the Stabil Drill IP litigation Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares PIPER SANDLER | 27

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Dagny Consolidated DCF Sensitivities (Dollar and share amounts in millions, except per share amounts) n The below tables reflect varying degrees of sensitivities around discount rates and terminal multiples for Dagny Dagny Implied Enterprise Value Dagny Implied Equity Value Exit WACC Exit WACC Multiple 19.1% 20.1% 21.1% 22.1% 23.1% Multiple 19.1% 20.1% 21.1% 22.1% 23.1% 3.0x $47 $46 $44 $43 $42 3.0x $54 $53 $52 $50 $49 3.5x 51 49 48 46 45 3.5x 58 56 55 53 52 4.0x 54 53 51 50 48 4.0x 62 60 58 57 55 4.5x 58 56 54 53 51 4.5x 65 63 62 60 58 5.0x 62 60 58 56 54 5.0x 69 67 65 63 61 Implied Price per Share of Dagny Common Stock Exit WACC Multiple 19.1% 20.1% 21.1% 22.1% 23.1% 3.0x $1.68 $1.64 $1.60 $1.56 $1.52 3.5x 1.80 1.75 1.70 1.66 1.62 4.0x 1.91 1.86 1.81 1.76 1.71 4.5x 2.02 1.97 1.91 1.86 1.81 5.0x 2.14 2.08 2.02 1.96 1.91 Note: Analysis does not account for any potential future payments from the Stabil Drill IP litigation Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same PIPER SANDLER | 28 consideration election as ordinary shares

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Dagny Attainment of Projections Sensitivity Analysis (Dollar and share amounts in millions, except per share amounts) n The below tables reflect varying degrees of sensitivities of forecast variance at different discount rates and (1) terminal multiples for Dagny Implied Price per Share of Dagny Common Stock Implied Price per Share of Dagny Common Stock Forecast WACC (@4.0x Exit Multiple) Forecast Exit Multiple (@21.1% WACC) (1) (1) Variance 19.1% 20.1% 21.1% 22.1% 23.1% Variance 3.0x 3.5x 4.0x 4.5x 5.0x (20.0%) $1.59 $1.55 $1.51 $1.47 $1.43 (20.0%) $1.34 $1.42 $1.51 $1.59 $1.67 (10.0%) 1.75 1.70 1.66 1.61 1.57 (10.0%) 1.47 1.56 1.66 1.75 1.85 0.0% 1.91 1.86 1.81 1.76 1.71 0.0% 1.60 1.70 1.81 1.91 2.02 10.0% 2.07 2.01 1.96 1.91 1.86 10.0% 1.73 1.84 1.96 2.07 2.19 20.0% 2.23 2.17 2.11 2.05 2.00 20.0% 1.86 1.98 2.11 2.24 2.36 (2) (2) Low Implied Exchange Ratio 0.153 Low Implied Exchange Ratio 0.143 (3) (3) High Implied Exchange Ratio 0.391 High Implied Exchange Ratio 0.413 1) Forecast variance reflects percent change applied to forecasted unlevered free cash flow for each year of the projection period and to terminal year EBITDA 2) High implied exchange ratio calculated using highest DCF implied per share price for Dagny and lowest DCF implied per share price for Galt 3) Low implied exchange ratio calculated using lowest DCF implied per share price for Dagny and highest DCF implied per share price for Galt Note: Analysis does not account for any potential future payments from the Stabil Drill IP litigation Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares PIPER SANDLER | 29

CONFIDENTIAL DRAFT – CONFIDENTIAL DRAFT – SUBJECT SUBJECT TO REVISION TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION V. Galt Valuation Analysis PIPER SANDLER | 30

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Galt Indicative Valuation Summary Discounted Comparable Public Companies Cash Flow (1) EBITDA Free Cash Flow Consolidated (Implied Share Price) $18.00 $16.00 $14.00 $12.00 $10.00 $9.36 $8.09 $8.02 $7.78 $8.00 $8.04 $7.45 $7.20 $6.00 $5.71 $4.92 $4.67 $4.00 Galt Market Spot Price: $2.81 $3.10 $2.54 $2.00 $1.65 $1.57 $0.00 LTM Q3'23 2023P 2024P LTM Q3'23 2023P 2024P @ 1/1/24 (2) Galt Metric ($M) $53.9 $51.0 $54.6 $9.6 $5.5 $20.1 WACC / EM H: 14.2% / 5.0x Maximum 5.6x 7.0x 6.4x 20.9x 12.4x 8.9x L: 18.2% / 3.0x 75th Percentile 4.9x 5.1x 4.8x 8.4x 9.0x 7.8x Average 4.3x 4.4x 4.3x 8.1x 7.9x 6.6x Median 4.0x 4.1x 4.3x 7.3x 7.4x 7.0x 25th Percentile 3.8x 3.7x 3.3x 5.1x 6.2x 4.9x Minimum 3.1x 2.6x 2.7x 3.9x 5.7x 4.7x Galt At Market 1.6x 1.7x 1.6x 9.0x 15.8x 4.3x Maximum th 75 Percentile Avg./Median (Labeled) th 25 Percentile Minimum 1) Free cash flow defined as adj. EBITDA less capex 2) Source: Galt-provided internal company financials and Galt-provided forecast modified by Dagny Management; LTM Q3’23 capex per public filings PIPER SANDLER | 31 Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

Galt Indicative Valuation Summary (Cont'd)


Comparable Public Companies[1]
Discounted Cash Flow[2]
EBITDA
Free Cash Flow[3]
Consolidated
(Implied Exchange Ratio)
0.700
0.600
0.500
0.400
0.300
0.200
0.100
0.000
Offer Exchange Ratio: 0.313
Market Exchange Ratio:[4] 0.231
0.096
0.089
0.100
0.092
0.089
0.089
0.282
0.256
0.457
0.434
0.154
0.146
0.374
0.163

	Comparable Public Companies[1]						Discounted Cash Flow[2]
	EBITDA			Free Cash Flow[3]			Consolidated
	LTM Q3'23	2023P	2024P	LTM Q3'23	2023P	2024P	@ 1/1/24
Galt Metric ($M)[5]	$53.9	$51.0	$54.6	$9.6	$5.5	$20.1	
Maximum	5.6x	7.0x	6.4x	20.9x	12.4x	8.9x	Galt WACC / EM H: 14.2% / 5.0x L: 18.2% / 3.0x
75th Percentile	4.9x	5.1x	4.8x	8.4x	9.0x	7.8x	
Average	4.3x	4.4x	4.3x	8.1x	7.9x	6.6x	
Median	4.0x	4.1x	4.3x	7.3x	7.4x	7.0x	Dagny WACC / EM H: 19.1% / 5.0x L: 23.1% / 3.0x
25th Percentile	3.8x	3.7x	3.3x	5.1x	6.2x	4.9x	
Minimum	3.1x	2.6x	2.7x	3.9x	5.7x	4.7x	
Galt At Market	1.6x	1.7x	1.6x	9.0x	15.8x	4.3x	

1) Implied exchange ratio calculated using current market spot price per share of Dagny Common Stock of $0.72 as of March 5, 2024
2) High implied exchange ratio calculated using highest DCF implied per share price for Dagny and lowest DCF implied per share price for Galt; low implied exchange ratio calculated using lowest DCF implied per share price for Dagny and highest DCF implied per share price for Galt
3) Free cash flow defined as adj. EBITDA less capex
4) Spot price per share of Dagny Common Stock divided by spot price per share of Galt Common Stock
5) Source: Galt-provided internal company financials and Galt-provided forecast modified by Dagny Management; LTM Q3'23 capex per public filings

Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares


Maximum
75th Percentile
Avg./Median (Labeled)
25th Percentile
Minimum

PIPER SANDLER | 32

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

Galt Comparable Public Companies Analysis as of March 5, 2024[1]

(Dollar and share amounts in millions, except per share amounts)

- Selected publicly-traded companies specializing in upstream equipment and services that (i) have a market capitalization less than $1 billion and (ii) provide products or services used in land drilling and completion end markets[2]

	Capitalization		Enterprise Value To:							
			EBITDA			Free Cash Flow[3]			2023P Metrics[5]	
	Market Equity Value	Enterprise Value	LTM[4]	2023P[5]	2024P	LTM[4]	2023P[5]	2024P	EBITDA	Revenue
Cathedral Energy Services	$ 164	$ 248	n/a	3.7x	2.8x	n/a	7.8x	4.7x	$ 67	$ 400
DMC Global	347	607	5.6x	5.4x	6.4x	6.4x	6.2x	8.9x	113	719
Forum Energy Technologies[6]	238	481	4.0x	n/a	4.4x	4.3x	n/a	n/a	n/a	n/a
Hunting	708	720	n/a	7.0x	5.6x	n/a	9.0x	7.8x	104	929
KLX Energy Services[7]	129	364	n/a	2.6x	2.7x	n/a	n/a	4.9x	141	n/a
NCS Multistage	39	54	3.4x	3.7x	4.5x	3.9x	n/a	n/a	15	147
Nine Energy Services	79	386	4.9x	6.1x	5.1x	8.9x	9.3x	7.6x	64	609
Oil States International	352	441	4.9x	4.9x	4.7x	7.5x	7.4x	8.2x	90	782
Phoenix Technology Services	337	356	3.8x	3.7x	3.4x	8.4x	7.4x	7.0x	98	497
Ranger Energy Services	263	259	3.1x	3.1x	3.3x	5.1x	5.7x	n/a	82	637
Schoeller-Bleckmann	710	701	5.2x	4.5x	4.2x	7.3x	5.8x	5.4x	155	644
Solaris Oilfield Infrastructure	363	392	4.0x	4.1x	4.2x	20.9x	12.4x	4.9x	96	293
Minimum			**3.1x**	**2.6x**	**2.7x**	**3.9x**	**5.7x**	**4.7x**	**$ 15**	**$ 147**
25th Percentile			**3.8x**	**3.7x**	**3.3x**	**5.1x**	**6.2x**	**4.9x**	**75**	**424**
Median			**4.0x**	**4.1x**	**4.3x**	**7.3x**	**7.4x**	**7.0x**	**96**	**623**
Average			**4.3x**	**4.4x**	**4.3x**	**8.1x**	**7.9x**	**6.6x**	**93**	**566**
75th Percentile			**4.9x**	**5.1x**	**4.8x**	**8.4x**	**9.0x**	**7.8x**	**108**	**700**
Maximum			**5.6x**	**7.0x**	**6.4x**	**20.9x**	**12.4x**	**8.9x**	**155**	**929**
Galt[8]	**$ 92**	**$ 86**	**1.6x**	**1.7x**	**1.6x**	**9.0x**	**15.8x**	**4.3x**	**$ 51**	**$ 152**
Implied per Share Price of Galt Common Stock										
Minimum			*$ 5.80*	*$ 4.64*	*$ 5.12*	*$ 1.47*	*$ 1.25*	*$ 3.36*		
25th Percentile			*6.99*	*6.48*	*6.33*	*1.85*	*1.35*	*3.52*		
Median			*7.45*	*7.20*	*8.09*	*2.54*	*1.57*	*4.92*		
Average			*8.02*	*7.78*	*8.04*	*2.81*	*1.65*	*4.67*		
75th Percentile			*9.10*	*8.97*	*9.04*	*2.91*	*1.85*	*5.49*		
Maximum			*10.25*	*12.11*	*11.92*	*6.92*	*2.49*	*6.19*		
Spot Price per Share of Galt Common Stock (03/05/24)			***$ 3.10***	***$ 3.10***	***$ 3.10***	***$ 3.10***	***$ 3.10***	***$ 3.10***		

1) Source: Galt-provided information, public company filings and Capital IQ as of March 5, 2024
2) Does not include companies which trade OTC
3) Free cash flow defined as adj. EBITDA less capex
4) LTM as of September 30, 2023
5) 2023P includes actual results for companies that have reported year-end 2023 results by March 5, 2024
6) Pro forma for acquisition of Variperm, completed January 5, 2024
7) Pro forma for acquisition of Greene's Energy Group, completed March 8, 2023
8) Galt metrics per Galt-provided internal company financials and Galt-provided forecast modified by Dagny Management; Galt LTM Q3'23 capex per Galt filings

Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares

PIPER SANDLER | 33

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

Galt Consolidated DCF Analysis[1]

(Dollars in millions)

	FY 2024P	FY 2025P	Terminal Value
Revenue	$ 169.1	$ 191.3	
Cost of Sales	41.8	48.9	
Gross Profit	**$ 127.2**	**$ 142.3**	
SG&A Expense & Corporate Costs	72.6	78.4	
Adj. EBITDA	**$ 54.6**	**$ 64.0**	**$ 64.0**
Adj. EBITDA Margin	*32%*	*33%*	
D&A Expense	24.3	31.7	
Adj. EBIT	**$ 30.3**	**$ 32.2**	
Less: Unlevered Taxes[2]	(6.4)	(6.8)	
Less: Capital Expenditures	(34.5)	(34.2)	
Less: (Increase) / Decrease in NWC	(2.1)	(2.0)	
Plus: D&A Expense	24.3	31.7	
Unlevered Free Cash Flow	**$ 11.6**	**$ 21.0**	
Terminal Value (4.0x Exit Multiple)			**$ 255.4**
WACC	**16.2%**		
NPV at January 1, 2024	**$ 216.8**		
Less: Net Debt	6.3		
Implied Equity Value	**$ 223.1**		
Fully Diluted Shares Outstanding[3]	29.8		
Implied Share Price	**$ 7.48**		

1) Source: Galt-provided forecast modified by Dagny Management. Assumes NPV as of January 1, 2024. Uses mid-period convention to discount all cash flows except terminal value
2) Assumes a cash tax rate of 21%
3) Fully diluted shares of Galt Common Stock includes dilution from outstanding stock options using treasury stock method; based on Galt-provided stock options listing as of February 19, 2024
Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares

PIPER SANDLER | 34

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Galt Consolidated DCF Sensitivities (Dollar and share amounts in millions, except per share amounts) n The below tables reflect varying degrees of sensitivities around discount rates and terminal multiples for Galt Galt Implied Enterprise Value Galt Implied Equity Value Exit WACC Exit WACC Multiple 14.2% 15.2% 16.2% 17.2% 18.2% Multiple 14.2% 15.2% 16.2% 17.2% 18.2% 3.0x $175 $172 $169 $167 $164 3.0x $181 $178 $176 $173 $170 3.5x 199 196 193 190 187 3.5x 206 203 199 196 193 4.0x 224 220 217 213 210 4.0x 230 227 223 220 216 4.5x 249 244 240 237 233 4.5x 255 251 247 243 239 5.0x 273 269 264 260 256 5.0x 279 275 270 266 262 Implied Price per Share of Galt Common Stock Exit WACC Multiple 14.2% 15.2% 16.2% 17.2% 18.2% 3.0x $6.08 $5.98 $5.89 $5.80 $5.71 3.5x 6.90 6.79 6.68 6.58 6.48 4.0x 7.72 7.60 7.48 7.36 7.25 4.5x 8.54 8.41 8.27 8.14 8.01 5.0x 9.36 9.21 9.07 8.92 8.78 Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares PIPER SANDLER | 35

CONFIDENTIAL DRAFT – CONFIDENTIAL DRAFT – SUBJECT SUBJECT TO REVISION TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION VI. Appendix - Additional Reference Information PIPER SANDLER | 36

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

Illustrative Pro Forma Summary Income Statement Analysis – 2024P[1]

(Dollars in millions)

	2024P			
	Galt[2]	Dagny[3]	Adj.	Pro Forma
Revenue[4]	**$ 169.1**	**$ 25.8**	**$ (10.9)**	**$ 184.0**
Cost of Sales[4]	41.8	9.8	(10.9)	40.8
Gross Profit	**$ 127.2**	**$ 16.0**	**$ -**	**$ 143.2**
Gross Margin	*75%*	*62%*		*78%*
SG&A Expense[5]	72.6	7.9	(3.0)	77.5
Adj. EBITDA	**$ 54.6**	**$ 8.1**	**$ 3.0**	**$ 65.7**
Adj. EBITDA Margin	*32%*	*31%*		*36%*
Contribution (Excl. Synergies)	*87%*	*13%*		*100%*
D&A Expense[6]	24.3	1.3	(2.8)	22.9
Interest Expense, Net	0.2	0.6	1.4	2.2
Other & EBITDA Adjustments[7]	3.2	1.5		4.6
EBT	**$ 26.9**	**$ 4.7**		**$ 36.0**
EBT Margin	*16%*	*18%*		*20%*
Income Tax[8]	5.6	1.0		7.6
Non-GAAP Net Income	**$ 21.2**	**$ 3.7**		**$ 28.4**
Non-GAAP Diluted Earnings per Share[9]	*$ 0.71*			*$ 0.82*
$ Accretion / (Dilution) to Galt				*0.11*
% Accretion / (Dilution) to Galt				*15%*
Fully Diluted Shares Outstanding[9]	*29.8*		*4.8*	*34.7*

- Adjusted to remove Drill-N-Ream® wellbore conditioning tool ("DNR") revenue in 2024P (Dagny) and COGS (Galt), and for estimated depreciation expense associated with DNR Capex (Galt)
- Analysis includes $3 million of estimated cost synergies attributable to consolidation of public company costs based on discussions with Galt Management
- Assumes maximum 15,480,000 shares of Dagny Common Stock are exchanged for shares of Galt Common Stock with the remaining shares of Dagny Common Shock electing to receive the Cash Consideration
- Assumes Cash Consideration financed at ~8% interest rate, approximately equal to current interest rate on Galt's revolving credit facility

1) Source: Publicly available information and information provided by Dagny Management and Galt Management, as appropriate; analysis does not consider analysis of allocation of purchase price to assets and liabilities
2) Galt financials per Galt-provided forecast modified by Dagny Management
3) Dagny financials per Dagny Management-provided financial model
4) Adjusted to exclude Dagny NAM revenue attributable to Galt; assumes Galt COGS reduced by projected Dagny NAM revenue post transaction
5) Includes EBITDA adjustments to stock option expense and monitoring fees for Galt and IP litigation expenses, non-cash bonuses and stock-based compensation for Dagny
6) Adjusted to exclude D&A expense associated with 2024 DNR capex spend by Galt. Assumes D&A equal to 2024P capex
7) Includes other expenses (income) and items that were excluded from adjusted EBITDA per each of Dagny's and Galt's financial model; for Galt, this includes monitoring fees and stock option expense; for Dagny, these include recovery of related party notes receivable, IP litigation expenses, non-cash bonuses and stock-based compensation
8) Tax rate assumed to be 21%
9) The number of shares of Galt Common Stock issued to Dagny Stockholders in the Transaction was calculated using the 0.313 exchange ratio

Note: Analysis excludes transaction fees and expenses that are expected to be absorbed by the surviving entity due to nonrecurring nature
Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the same consideration election as ordinary shares

PIPER SANDLER | 37

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Pro Forma Capitalization and Galt Credit Facility Covenants (Dollars in millions) Galt Dagny Pro Forma (2) Galt Dagny Trans. Adj. Trans. Adj. Combined Debt PNC Revolving Credit Facility $ - $ 16.7 $ 16.7 Total Revolving Credit Facility $ - $ 1 6.7 $ 16.7 Vast Bank Term Loan, Net $ 1.5 $ 1.5 Other Debt 0.7 0.7 Total Other Debt $ 2.2 $ 2.2 (3) Change of Control Liabilities 4.0 (4.0) - Galt Debt $ - $ 1 6.7 $ 16.7 Dagny Debt 2.2 2.2 Total Debt $ - $ 6.2 $ 16 .7 $ (4.0) $ 19.0 Cash Cash $ 6.3 $ 2.7 $ 9.0 Tronco Note 6.7 6.7 (4) Payment of Transaction Expenses at Close (4.0) (4.0) (8.0) Total Cash & Equivalents $ 6.3 $ 9.4 $ (4.0) $ (4.0) $ 7.7 Net Debt $ (6.3) $ (3.1) $ 11.3 Illustrative Galt PNC Revolving Credit Facility Covenant Analysis Liquidity (5) PNC Revolver Undrawn Availability $ 60.0 $ 43.3 Liquidity Maintain, at all times, Liquidity of not less than $6,000,000 Plus: Total Cash 6.3 2.7 9.0 (Sum of (a) Undrawn Availability and (b) Unrestricted Cash) Less: Restricted Cash - (0.2) (0.2) Total Liquidity $ 66.3 $ 52.1 Fix Charge Coverage Ratio (5) Fixed Charge Coverage Ratio 2024 EBITDA $ 54.6 $ 8.1 $ 62.7 (6) Fixed Charge Coverage Ratio, as of the last day of each fiscal Less: Unfinanced Capex (34.5) (0.8) (35.3) quarter during a Cash Dominion Period, to be greater than or equal (7) Less: Distributions & Dividends - - - to 1.10 to 1.00 (8) Less: Cash Taxes Paid (0.8) (6.4) 0. 3 (6.9) (Ratio of (Adjusted LTM EBITDA - Unfinanced CapEx - Total $ 19.3 $ 20.5 Distributions & Dividends - Cash Taxes Paid) / (LTM Debt (9) Est. Debt Payments 0.2 0.8 1. 4 2.4 Payments)) Fixed Charge Coverage Ratio 85.0x 8.4x (5) Leverage Ratio Leverage Ratio Funded Debt $ - $ 19.0 Leverage Ratio, as of the last day of each fiscal quarter during a Cash Dominion Period, to be less than or equal to 3.0 to 1.0 2024 EBITDA 54.6 8.1 62.7 (Ratio of (Funded Debt / LTM Adjusted EBITDA)) Leverage Ratio 0.0x 0.3x 1) Source: Publicly available information and information provided by Dagny Management and Galt Management; balance sheet (unaudited) data as of 6) Assuming all 2024P capex is unfinanced (paid for with cash or revolver) December 31, 2023; Dagny projected financials per Dagny Management-provided financial model; Galt projected financials per Galt-provided forecast 7) Assuming no 2024P dividends modified by Dagny Management 8) Assuming tax savings on acquisition debt at 21% of incremental interest 2) Assumes maximum 15,480,000 shares of Dagny Common Stock are converted into shares of Galt Common Stock with the remaining shares of Dagny 9) Assuming 2024P interest expense as proxy for cash interest; Dagny standalone interest expense excludes interest expense from Vernal Sale-Leaseback Common Shock electing to receive the Cash Consideration (i.e. Maximum Stock Consideration); assumes cash consideration is financed with PNC Obligation, interest expense related to Baker Hughes accounts receivable discount and fees from Vast Bank factoring program; Galt standalone interest Revolving Credit Facility expense includes revolver commitment fee; assuming 8.3% interest rate on incremental debt 3) Assumes $4M of estimated transaction costs and change of control payments paid by Dagny at the closing of the Transaction Note: Analysis assumes shares of Dagny Common Stock owned by Galt are treated as ordinary shares of Dagny Common Stock outstanding and receive the 4) Assumes $4M of estimated transaction costs and change of control payments paid by Galt at the closing of the Transaction same consideration election as ordinary shares 5) Covenant definitions per Galt Amended and Restated Revolving Credit, Security and Guaranty Agreement dated June 20, 2023 PIPER SANDLER | 38

CONFIDENTIAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION For information on Piper Sandler locations, visit PiperSandler.com ® Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership . Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in the U.K. through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Ltd., authorized and regulated by the Securities and Futures Commission Alternative asset management and fixed income advisory services are offered through separately registered advisory affiliates. ©2024. Since 1895. Piper Sandler Companies. 800 Nicollet Mall, Minneapolis, Minnesota 55402-7036 PIPER SANDLER | 39